EXHIBIT 99.1

FOR IMMEDIATE RELEASE — April 25, 2005

NS GROUP REPORTS FIRST QUARTER 2005 EARNINGS

NEWPORT, KY—(BUSINESS WIRE) — April 25, 2005 (NYSE: NSS) NS Group, Inc. announced today its results for the quarter ended March 31, 2005. Net sales for the quarter were $139.0 million, compared to sales of $151.2 million in the fourth quarter of 2004 and $84.5 million in the first quarter of 2004. The company reported operating income of $22.6 million for the first quarter, compared to operating income of $26.4 million in the fourth quarter of 2004 and $5.5 million in the first quarter of 2004.

Net income for the first quarter 2005 was $19.3 million, or $0.86 per diluted share, compared to net income of $24.3 million, or $1.10 per diluted share, for the fourth quarter of 2004 and $5.0 million, or $0.24 per diluted share, for the first quarter of 2004.

President and CEO, René J. Robichaud, stated, “Operating income quadrupled for the first quarter 2005 relative to the first quarter of 2004. As expected, however, two major headwinds resulted in lower earnings for the first quarter 2005 relative to the 2004 fourth quarter. First, high purchased steel costs from late 2004 were reflected in first quarter cost of sales. Second, our first quarter shipments were negatively impacted principally due to our planned major maintenance outage at our seamless operation in the fourth quarter of 2004.”

Robichaud went on to say, “In the second quarter, we expect lower purchased steel costs, higher shipments and higher revenues per ton from that of the first quarter.”

The company will host a conference call and simultaneous web cast to discuss financial results at 10:00 A.M. ET on Tuesday, April 26, 2005. Details concerning the conference call and web cast are available on the company’s web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company’s tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.

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CONTACT:	Linda A. Pleiman
Director of Investor Relations and Corporate Communications
NS GROUP, INC.
(859) 292-6814
www.nsgrouponline.com

NS Group, Inc.
Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004
Net sales	$139,024	$151,192	$84,517
Cost of products sold	110,561	119,065	72,802

Gross profit	28,463	32,127	11,715

Selling, general and administrative	5,873	5,740	4,354
Restructuring charges	—	—	1,897

Operating income	22,590	26,387	5,464

Investment income	239	113	36
Interest expense	(159)	(203)	(318)
Other, net	37	(256)	(38)

Income before income taxes	22,707	26,041	5,144
Provision for income taxes	3,374	1,765	103

Net income	$19,333	$24,276	$5,041

Net income per common share
Basic	$0.88	$1.12	$0.24

Diluted	$0.86	$1.10	$0.24

Weighted average shares outstanding
Basic	22,062	21,645	20,910
Diluted	22,529	22,162	21,204

Product shipments — tons
Welded	55,700	64,800	69,400
Seamless	53,000	62,100	50,700

	108,700	126,900	120,100

Revenue per ton
Welded	$1,075	$1,009	$568
Seamless	$1,467	$1,382	$890

Average rig count	1,283	1,249	1,118

Selected Balance Sheet (data as of):
	March 31,	December 31,
	2005	2004
Cash and equivalents	$43,875	$30,944
Working capital	160,344	136,791
Total assets	285,602	266,902
Shareholders’ equity	197,171	174,323

Selected Cash Flow Data (for the three months ended March 31):

	2005	2004
Cash provided (used) by -
Operating activities	$10,404	$(1,477)
Investing activities	(755)	3,131
Financing activities	3,282	(3,522)
Depreciation	1,266	1,339
Capital expenditures	(755)	(308)

NOTES:
1.	During the first quarter of 2004, the Company recorded restructuring charges of $1,897, or $0.09 per share, primarily as the result of an increase in estimated costs to settle operating contracts cancelled in the Company’s restructuring of operations in 2001.